Exhibit 99

Industrial Distribution Group Appoints Andrew B. Shearer
New President And Chief Executive Officer

ATLANTA, Aug. 15 /PRNewswire/ -- Industrial Distribution Group, Inc. (NYSE: IDG) announced today the appointment of Andrew B. Shearer as President and Chief Executive Officer. Mr. Shearer, a founding Board Member, replaces Patrick S. O’Keefe who has resigned as President and CEO of the Company.

Since IDG’s formation four years ago, Mr. Shearer, 38, has served as President of the IDG Division in York, Pennsylvania, one of the nine original founding companies of IDG.

Mr. Shearer played an integral role in the formation of the Company. He served as President of Shearer Industrial Supply Co. (now IDG York) prior to its acquisition by Industrial Distribution Group. Prior to becoming President of Shearer Industrial Supply Co., Mr. Shearer served that company in several managerial roles since 1985. He is the single largest individual shareholder of Industrial Distribution Group, Inc.

Richard M. Seigel, Chairman of the Board stated, “Andy has always provided leadership within our organization. As the President of IDG York, he has increased sales despite the poor economic conditions, in large part through the growth of Integrated Supply. Andy’s hands-on operational and sales experience and his dedication to our Company are key attributes that are critical to the success of IDG as a whole.”

Industrial Distribution Group, Inc. (www.idglink.com) is a nationwide supplier of maintenance, repair, operating and production (“MROP”) products and services. The company distributes a full line of MROP products, specializing in cutting tools, abrasives, hand and power tools, coolants, lubricants, adhesives and machine tools, and can supply virtually any other MROP product that its customers may require. IDG also provides an array of value-added services and other arrangements, including flexible procurement solutions such as integrated supply, emphasizing its specialized expertise in product application. IDG has 12 hub operating companies and approximately 1,400 associates serving over 25,000 active customers. With a total of 59 operating locations, the Company currently has a presence in 42 of the top 75 industrial markets in the United States.

In addition to the historical information contained herein, certain matters set forth in this news release are forward-looking statements, including but not limited to statements relating to expected operating results. IDG warns that caution should be taken in relying upon any forward-looking statements in this release, as they involve a number of risks and uncertainties that could cause actual results to differ materially from any such statements, including the risks and uncertainties discussed in the Company’s Form 10-K for the year ended December 31, 2000 under the caption “Certain Factors Affecting Forward Looking Statements,” which discussion is incorporated herein by reference.

CONTACT: Jack P. Healey, Senior Vice President and Chief Financial

Officer of Industrial Distribution Group, Inc., +1-404-949-2100

SOURCE: Industrial Distribution Group, Inc.